EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization

1. Marvel Characters, Inc.	Delaware
2. Marvel Characters B.V.	The Netherlands
3. MVL International C.V.	The Netherlands
4. SM Characters C.V.	The Netherlands
5. Coöperatie SM Characters U.A.	The Netherlands
6. Marvel International Character Holdings LLC	Delaware
7. Marvel Entertainment International Limited	United Kingdom
8. Marvel Property, Inc.	Delaware
9. Marvel Publishing, Inc.*	Delaware
10. Spider-Man Merchandising L.P.	Delaware
11. MRV, Inc.	Delaware
12. Marvel Studios, Inc.	Delaware
13. MVL Film Finance LLC	Delaware
14. MVL Productions LLC	Delaware
15. MVL Rights LLC	Delaware
16. MVL Development LLC	Delaware
17. Marvel Film Productions LLC	Delaware
18. Iron Works Productions LLC	Delaware
19. Iron Works Productions II LLC	Delaware
20. Incredible Productions LLC	Delaware
21. MVL Iron Works Productions Canada, Inc.	Province of Ontario
22. MVL Incredible Productions Canada, Inc.	Province of Ontario
23. Asgard Productions LLC	Delaware
24. Marvel Animation LLC	Delaware
25. Assemble Line Productions LLC	Delaware
26. Vita-Ray Productions LLC	Delaware
27. Assembled Productions LLC	Delaware
28. Squad Productions LLC	Delaware

*	Also does business under the name Marvel Comics.